Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-27297, 333-54276, 333-60803, and 333-75766) and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-23178, 33-33189, 33-51019, 33-51599, 33-51603, 333-27437, 333-47893, 333-48331, 333-49369, 333-63659, 333-81405, 333-84057, 333-74894, 333-101792, 333-102141, 333-102142, 333-110961, 333-118121, 333-118122, 333-138453, 333-138454, and 333-143219) of RadioShack Corporation of our report dated February 24, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

February 24, 2009
Pricewaterhouse Coopers LLP
Fort Worth, Texas